Exhibit 99.1


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COMPANY CONTACTS:
Michael Anderegg
Secure Computing Corporation
408-918-6182


                          SECURE COMPUTING CORPORATION
             ENTERS INTO $25 MILLION EQUITY LINE FINANCING FACILITY


         OCTOBER 5, 1999 - SAN JOSE, CA - Secure Computing Corporation (NASDAQ:
SCUR) today announced that it has entered into an equity line financing agreement with Manchester Securities Corp., a securities firm headquartered in New York City. The $25 million facility will allow the Company, at its option, to sell common stock to the investor, from time to time over a two-year period. The shares will be sold at a 2% discount to the price of the Company's common stock during a predetermined period preceding the settlement date. Funding under the equity line can begin shortly after the effectiveness of the Company's registration statement by the Securities and Exchange Commission. The Company expects to file the registration statement in approximately ten days.

         "We extensively researched our financing alternatives and believe that a flexible equity line structure will be the most beneficial for our shareholders and will most closely match ongoing requirements of the Company," said John McNulty, Chairman and Chief Executive Officer of Secure Computing.

         Under the equity line facility, the Company has the right to sell to the investor up to $2,000,000 of common stock in any 30-day period. The Company may also set a minimum purchase price for any investment period.

         Under the agreement, the investor has the right to buy additional shares in an amount up to 50% of the shares which the Company sought to sell to the investor. The investor is not required to purchase shares in excess of certain minimum trading volumes and its obligations are subject to other conditions as set forth in the financing agreements.

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         The investor has been issued a five-year warrant to purchase a number of shares of common stock of the Company based on the average price of the stock surrounding the subscription date, or at the investor's option following the day on which the Company files its next quarterly report on Form 10-Q. The warrant will be exercisable at a price equal to 120% of the average price of the stock surrounding the subscription date. The specific number of warrants and exercise price, as well as all other terms of the equity line financing, will be set forth in a Form 8-K to be filed with the SEC by the Company this week.

         Tim McGurran, Senior Vice President of Operations and Chief Financial Officer of Secure Computing, added "We are extremely pleased to establish this relationship with Manchester Securities, which provides us with the financial flexibility to move forward in the world of e-commerce."

         Rochon Capital Group, Ltd. acted as placement agent in the transaction.

ABOUT SECURE COMPUTING

         Headquartered in San Jose, CA, Secure Computing Corporation provides enterprise-wide network security solutions to a worldwide partner and customer base in financial services, telecom, aerospace, manufacturing, hi-tech, service providers and government agencies. More information is available over the Internet at www.securecomputing.com or by calling: in the U.S., 800-379-4944 or 408-918-6100; in Europe, +44-1753-826000; in Asia/Pacific, +61-2-9844-5440.

         This press release contains the following forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Act of 1934, as amended, and is subject to the Safe Harbor created by those sections: (1) that the Company will receive up to $25 million in equity financing and that such financing will be available for a period of 24 months; (2) that the financing will begin upon approval by Securities and Exchange Commission ("SEC") of the Company's registration statement; (3) that an equity line structure will be the most beneficial for the Company's shareholders and will most closely match the ongoing requirements of the Company; and (4) that the relationship with Manchester Securities will provide the Company with the financial flexibility to move forward in the world of e-commerce security.

         The following are important factors that could cause actual results to differ materially from those in these forward-looking statement: With regard to Statement (1) the terms of the Agreement could be altered by the parties to change the amount of the financing, the term of financing, or otherwise; with regard to Statement (2) that the SEC may not declare effective the registration statement, or the effectiveness of the registration statement will be granted at a time or in such a manner as to prevent the financing from going forward in accordance with its terms; with regard to Statement (3) that other forms of financing might be more beneficial to the Company or might better match the Company's present requirements, or that such requirements might change materially in the future, thus making the equity line agreed upon by the Company less beneficial than other alternatives, that the sale of shares pursuant to the financing may have a dilutive impact on the Company's shareholders resulting in a reduction in the market price of the Company's common stock; and with regard to Statement (4) that the relationship with Manchester Securities will not grant the company the financial flexibility to move forward in the world of e-commerce security; and other risk factors detailed from time to time in Secure Computing's periodic reports and registration statements filed with the Securities and Exchange Commission.

All registration and trademarks are proprietary to their respective owners.